EXHIBIT 5

                                                    January 14, 2000


Trend-Lines, Inc.
135 American Legion Highway
Revere, MA  02151

Dear Sirs:

      This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Trend-Lines, Inc. ("Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, the interests in the Trend-Lines, Inc. 401(k) Savings Plan. In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

      Upon the basis of such examination, we advise you that, in our opinion, the Common Shares have been legally authorized for issuance under the Plan and when sold will be validly issued, fully paid and nonassessable shares of Common Shares of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          ROBINSON & COLE LLP



                                          By: /s/ David A. Garbus
                                              David A. Garbus, A Partner